Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Solaris Energy Infrastructure, Inc. of our report dated July 25, 2024, relating to the financial statements of Mobile Energy Rentals, LLC (the Company), appearing in Solaris Energy Infrastructure, Inc.’s Current Report on Form 8-K filed November 18, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Houston, Texas

October 6, 2025